Exhibit 4.3

EXECUTION VERSION

SUPPLEMENTAL INDENTURE NO. 5

dated as of December 10, 2012

among

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

7.875% Senior Notes due 2014

SUPPLEMENTAL INDENTURE

This Supplemental Indenture No. 5, dated as of December 10, 2012, (this “Supplemental Indenture”), among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee entered into an Indenture dated as of September 13, 2007 (the “Base Indenture”) and a Supplemental Indenture No. 3 dated as of May 7, 2009 (the “2014 Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), relating to the Company’s 7.875% Senior Notes due 2014 (the “Notes”);

WHEREAS, the Company has offered to purchase for cash up to $325,000,000 aggregate principal amount of the outstanding Notes (the “Tender Offer”) and requested that Holders of the Notes deliver their consents (the “Consents”) to proposed amendments (the “Proposed Amendments”) to the Indenture, reducing the minimum notice period required for a redemption of the Notes from thirty days to three business days prior to the redemption date;

WHEREAS, Section 10.02 of the Base Indenture and Section 7.01 of the 2014 Supplemental Indenture provides that the Company and the Trustee may amend the Indenture and the Notes with the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, Holders of a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed amendments set forth in this Supplemental Indenture in accordance with Section 10.02 of the Base Indenture and Section 7.01 of the 2014 Supplemental Indenture;

WHEREAS, all other conditions precedent provided under the Indenture have been satisfied to permit the Company and the Trustee to enter into this Supplemental Indenture; and

WHEREAS, pursuant to Section 10.02 of the Base Indenture and Section 7.01 of the 2014 Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendments.

(a) The first sentence of Section 3.02 of the Base Indenture is hereby amended and restated as follows:

“In case the Company shall desire to exercise any right to redeem all, or, as the case may be, any part of, the Securities of any series in accordance with their terms, it shall fix a date for redemption and shall mail a notice of such redemption at least 3 business days and not more than 60 days prior to the date fixed for redemption to the holders of Securities of such series so to be redeemed as a whole or in part at their last addresses as the same appear on the registry books of the Company and to the Trustee, except as the resolutions adopted by the Board of Directors to establish the terms of any series of Securities may otherwise provide.”

(b) The last paragraph of Section 3.02 of the Base Indenture is hereby amended and restated as follows:

“Prior to the redemption date specified in the notice of redemption given as provided in this Section 3.02, the Company will deposit with the Trustee or with one or more paying agents (or, if the Company is acting as its own paying agent, will segregate and hold in trust as provided in Section 4.04) an amount of money sufficient to redeem on the redemption date all the Securities or portions thereof so called for redemption, together with accrued interest to the date fixed for redemption. The Company will give the Trustee notice not less than six business days (or such shorter period as may be acceptable to the Trustee) prior to the redemption date as to the aggregate principal amount of Securities of such series to be redeemed. If less than all the Securities of a series are to be redeemed, the Trustee shall select or cause to be selected, in such manner as in its sole discretion it shall deem appropriate and fair, the Securities of that series or portions thereof to be redeemed. Securities of a series may be redeemed in part only in multiples of the smallest authorized denomination of that series.

(c) The first sentence of the second paragraph of Section 3.01 of the 2014 Supplemental Indenture is hereby amended and restated as follows:

“The Company will mail notice of such redemption to the registered holders of the Notes to be redeemed not less than 3 business days nor more than 60 days prior to the Redemption Date.

(c) Any other changes to the Indenture of a technical or conforming nature shall hereby be deemed made to the extent necessary to reflect the amendments and deletions described herein.

3. Effect and Operation of this Supplemental Indenture. This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company and the Trustee, and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Except as modified and amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect. Furthermore, this Supplemental Indenture relates to the Notes only and shall be not be deemed to affect the rights of the holders of any other series of securities issued under the Base Indenture.

4. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

5. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture No. 5.

6. New York Law to Govern. THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7. Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 5 to be duly executed as of the date and year first written above.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Timothy C. Fetten
Name: Timothy C. Fetten
Title: Vice President and Treasurer

[Supplemental Indenture No. 5]

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

[Supplemental Indenture No. 5]